EXHIBIT 8.2
[LETTERHEAD OF O’NEILL & BORGES]
December 22, 2009
Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
We have acted as special Puerto Rico tax counsel for Doral Financial Corporation (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of shares of common stock of the Company (the “Shares”), par value $0.01 per share (the “Common Stock”), to be offered and issued pursuant to an exchange offer for certain shares of the Company’s 4.75% Perpetual Cumulative Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”), 7.00% Noncumulative Monthly Income Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”), and 7.25% Noncumulative Monthly Income Preferred Stock, Series C, par value $1.00 per share (the “Series C Preferred Stock,” and together with the Convertible Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”) (the “Exchange Offer”). In connection therewith, we have examined the prospectus relating to the Exchange Offer (the “Prospectus”) contained in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, and have reviewed the summary of certain material Puerto Rico tax considerations of the proposed Exchange Offer described in the Prospectus appearing under the caption “Certain Puerto Rico Tax Considerations” (the “Summary”). We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion. In such examination and review, we have assumed the accuracy of the factual matters described in the Registration Statement.
Our opinion set forth below is based upon the review of the Prospectus and of applicable Puerto Rico tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate.
Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions stated in the Summary, we hereby confirm that the statements of law set forth in the Summary, as to the material Puerto Rico tax consequences of the Exchange Offer and of the ownership of the Common Stock received upon exchange, are our opinion.
We do not express any opinion herein concerning any law other than Puerto Rico tax law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Summary and under the heading “Validity of Common Stock” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ O’Neill & Borges